Exhibit 10(d)

Summary of Compensation Paid to President and Chief Executive Officer and Executive Vice President and Chief

Operating Officer of First Century Bankshares Inc.

On December 14, 2004, the Compensation Committee (the “Committee”) of First Century Bankshares, Inc. (the “Company”) met to review the performance of the Company for 2004, to establish the salary for 2005 for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer, and to determine the whether to award bonuses under the Executive Bonus Plan.

Base Salaries

On December 14, 2004, the Committee approved a new base salary for 2005 for Mr. R.W. Wilkinson, the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company and Mr. Frank W. Wilkinson, the Executive Vice President and Chief Operating Officer of the Company. The base salaries for Mr. R.W. Wilkinson and Mr. Frank Wilkinson were based on:

•	the Committee’s evaluation of each officer’s individual job performance;

•	an assessment of the Company’s performance as outlined in the Company’s Five Year Strategic Plan;

•	a consideration of salaries paid to executive officers holding equivalent positions by banks included in the Virginia Bankers Association Annual Salary Survey; and

•	a consideration of aggregate amount of all components of compensation paid to Mr. R.W. Wilkinson and Mr. Frank Wilkinson.

A more detailed explanation of the factors considered when determining Mr. R.W. Wilkinson’s compensation is set forth in the Compensation Committee Report in the Proxy Statement.

After a discussion of the above considerations, the Committee recommended to the Board of Directors for ratification that the base salaries of R.W. Wilkinson and Mr. Frank Wilkinson be set as follows:

•	Mr. R.W. Wilkinson - $230,000.

•	Mr. Frank W. Wilkinson - $130,000.

These recommendations were presented to the Board of Directors for ratification at its meeting on February 15, 2005. The Board of Directors ratified the recommendations of the Committee.

Annual Incentive Compensation

Under the terms of the Executive Bonus Plan, at the beginning of each fiscal year, the Board of Directors sets a minimum level of return on beginning equity that must be achieved by the Company in order to establish a bonus pool. If the Company’s return on beginning equity reaches the minimum set by the Board of Directors, then the Board will award bonuses based on a formula which considers the return of average assets and overall growth of the Company.

For 2004, the required return on beginning equity established by the Board of Directors was 8.93%. In 2004, the Company’s actual return on beginning equity was 8.86%; accordingly, the bonus pool was not established and no executive bonuses were awarded under the Executive Bonus Plan in 2004.

Other Compensation

The Committee also recommended that Mr. R.W. Wilkinson be paid $73,738 in 2004 and 2005 to offset Mr. Wilkinson’s costs to maintain his insurance program for 2004 and 2005.